Exhibit 77Q3-2

Registrant Name: The Cutler Trust

File Number: 811-7242
Registrant CIK Number: 0000892568
Item 15

Because the electronic format for filing Form N-SAR does not provide appropriate space for responding to Item 15, information on custodian and subcustodian arrangements of each Series of the Trust is set forth below. In addition, the same information on custodian and subcustodian arrangements has been manually input in the space provided by Item 15 as follows:

Subcustodian:
Deutsche Bank          Input for The Cutler Trust on Form N-SAR (filed for
                       period ended 12/31/2002)

                                  ATTACHMENT A

Custodian:
Forum Trust, LLC

Pursuant  to  a  Custodial  Services  Agreement,   dated  April  20,  1999  (the
"Agreement") between the Funds and Forum Trust, LLC, a limited liability company organized under the laws of the State of Maine and doing business as a nondepository trust company, Forum Trust, LLC is named as custodian of the Funds. The agreement, however, authorizes Forum Trust, LLC to enter into a Master Subcustodian Agreement as agent of the Funds and provides, among other things, that all assets of the Funds and instructions be delivered by the Funds only to Bankers Trust or other subcustodian (as defined in the agreement).